Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


April 12, 2000

Dear Sir/Madam:

We have read the 4 paragraphs of Item 4 included in the Form 8-K dated March 27, 2000 of Public Service Company of North Carolina, Incorporated filed with the Securities and Exchange Commission on April 3, 2000 and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP


By  /s John L. Giannuzzi



Copy to:
Mr. Kevin P. Marsh, Chief Financial Officer
Public Service Company of North Carolina, Incorporated


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